Exhibit 99

PRESS RELEASE	For Immediate Release
CITYCENTER SECURES FIRST PHASE
OF ITS $3.0 BILLION SENIOR CREDIT FACILITY
MGM MIRAGE and Dubai World Complete $1.8 Billion Financing Through
an Initial Group of Leading Financial Institutions
Las Vegas, Nevada, October 6, 2008 — MGM MIRAGE (NYSE: MGM) announced today that CityCenter, a joint development project with Dubai World, successfully completed the first phase of its $3.0 billion financing package by securing a $1.8 billion senior bank credit facility. The facility, which matures in April 2013, is expected to be increased to a total amount of $3.0 billion as additional commitments are received. CityCenter has received additional signed commitment letters totaling in excess of $500 million, which commitments are expected to be added to the facility once completed. Both MGM MIRAGE and Dubai World continue to work with additional lenders and will seek the remaining commitment amounts through a syndication process beginning on October 7, 2008.
“Even in the current difficult lending environment, strong well-conceived projects attract financing — CityCenter is such a project. We appreciate the strong support CityCenter has received from these participating financial institutions,” said Dan D’Arrigo, Executive Vice President and CFO of MGM MIRAGE. “We and our partner are actively in discussions with additional financial institutions to obtain the additional funding of the credit facility and are receiving strong interest in the syndication process set to launch this week.”
The credit facility consists of a $250 million revolver with the remaining amount being in the form of term loans and is secured by substantially all of the assets of CityCenter. The facility is initially priced at LIBOR plus 3.75% through the construction period. This facility is led by Bank of America, Royal Bank of Scotland, UBS, BNP Paribas, and Sumitomo Mitsui. In addition, other current participants include Deutsche Bank, Morgan Stanley, and the Bank of Nova Scotia.
“MGM’s strong balance sheet and long track record of superior financial performance combined with the substantial financial resources of our partner uniquely position CityCenter in an obviously difficult credit market,” said Mr. D’Arrigo
As previously stated in MGM’s Form 10-Q for the period ended June 30, 2008, the estimated net project budget for CityCenter is $8.6 billion, after net residential proceeds of approximately $2.7 billion. The gross project budget consists of $9.3 billion of construction costs (including capitalized interest), $1.7 billion of land, $0.2 billion of preopening expenses, and $0.1 billion of intangible assets. CityCenter is scheduled to be completed in December 2009.
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About MGM MIRAGE:
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
About CityCenter:
CityCenter is an unprecedented urban metropolis that will open in late 2009 on 67 acres between Bellagio and Monte Carlo resorts on the Las Vegas Strip. A joint venture between MGM MIRAGE (NYSE: MGM) and Dubai World, CityCenter is valued at more than $9 billion and will feature ARIA, a 61-story, 4,000-room gaming resort; three luxury non-gaming hotels including Las Vegas’ first Mandarin Oriental, The Harmon Hotel, Spa & Residences and Vdara Condo Hotel; Veer Towers, the development’s only strictly residential buildings; approximately 2,600 condominium residences; and The Crystals, a 500,000-square-foot retail and entertainment district. CityCenter also will feature a $40 million public fine art program with works by acclaimed artists including Maya Lin, Jenny Holzer, Nancy Rubins, Claes Oldenburg and Coosje van Bruggen, among others. CityCenter is a design collaboration between MGM MIRAGE and eight internationally acclaimed architectural firms including Pelli Clarke Pelli, Kohn Pedersen Fox, Helmut Jahn, RV Architecture LLC led by Rafael Vinoly, Foster + Partners, Studio Daniel Libeskind(1), Rockwell Group and Gensler. Charting a new course for responsible growth in Las Vegas, MGM IRAGE is pursuing the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) certification at CityCenter. As planned, the 18-million-square foot, multi-use project will become one of the world’s largest environmentally sustainable urban communities. Dubai World, a major investment holding company which wholly owns or has substantial interest in a portfolio of businesses, owns 50 percent of CityCenter through its affiliates Infinity World (Cayman) L.P. and Infinity World Investments LLC. The Dubai World Group has more than 50,000 employees in over 100 cities around the globe. For more information about CityCenter, please visit http://www.citycenter.com.
     (1) As a consultant to AAI Architects, Inc.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	Media
DAN D’ARRIGO	ALAN M. FELDMAN
EVP & Chief Financial Officer	Senior Vice President of Public Affairs
(702) 693-8895	(702) 650-6947
afeldman@mirage.com
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM